Exhibit 99.1

GigOptix Announces 2009 Fourth Quarter and Annual Financial Results

Company’s 2009 revenue is $14.8 million, up 54% from 2008, and issues first quarter 2010 revenue guidance of $5.0 million to $5.3 million

PALO ALTO, CA (April 1, 2010) GigOptix, Inc. (OTCBB: GGOX), a leading provider of electronic engines for the optically connected digital world, today announced its financial results for the fourth quarter and year ending December 31, 2009.

Dr. Avi Katz, Chairman of the Board and Chief Executive Officer of GigOptix stated, “2009 and thus far in 2010 have been eventful periods in the history of GigOptix as we have continued to grow our revenues, made several differentiating breakthroughs with our technology, added top industry executives to our team and continued to execute on our organic growth and acquisition strategy through the ChipX, Inc. transaction. Since GigOptix’ inception in July 2007, our goal was to acquire enough complementary technologies in the high speed optical communication market to be capable of offering our customers a meaningful one-stop shop of innovative technologies and products. Today we have a strong product base with valuable intellectual property comprising every aspect of the optical communications value chain, including drivers, modulators, receivers, amplifiers and analog mixed signal ASICs. Despite the industry slowdown in 2009, we have seen significant growth in revenue, increasing 54% to $14.8 million in 2009 from $9.7 million in 2008, which was more than 200% higher than the approximately $3.2 million in revenue in 2007. In 2009 we experienced a 40% increase in our total product shipments into the optical telecom market segment, compared to 2008, which reflects our increase in market share. In addition, we made the first ever product sales of our polymer-based modulator technology. The rapid consolidation of the entities we have acquired, and in particular the engineering groups, provides us with the ability to continuously grow our valuable product lines. During 2009 GigOptix announced more than ten new 10, 40 and 100Gb/s products, which will contribute to revenue in 2010. We have also continued to strengthen our management team by adding new senior personnel from leading semiconductor companies, including Mr. Ron Shelton, GigOptix’ Chief Financial Officer, and Mr. Jay de la Barre, GigOptix’ Vice President of Global Optical Sales.”

Dr. Katz continued, “Recently we announced a significant alliance with Sanmina-SCI (NASDAQ: SNMA), to manufacture our proprietary polymer-based modulator, which has been evaluated to be stable at the industry standard 85C for 25 years reliability conditions, for many 40Gb/s and 100Gb/s formats. These products are expected to be shipped for production starting late 2010. The polymer-based modulators have several meaningful advantages over current modulator technology and products, including expansion capability to speeds beyond 100Gb/s, a significantly smaller foot print, lower power consumption, and the fact that they are manufactured using standard CMOS fabrication technology, making them very cost competitive. We are very proud to be working with a well-known global company such as Sanmina to produce and monetize these products.”

2009 Product & Company Updates

Q4 2009 was eventful in terms of product delivery and development:

•

The acquisition of ChipX broadened our product portfolio with advanced analog-mixed signal CMOS ASIC platform technology and products. Importantly, the acquisition provides GigOptix with a significant presence in the military, aerospace and instrumentation markets, and qualified supplier status with key customers and cross selling opportunities of our RF products.

•

GigOptix delivered Electro-Optical (EO) polymer material to leading semiconductor and computer manufacturers as part of their development efforts to facilitate the move from electrical to optical on-chip interconnects for high speed CMOS circuits.

•

The LX8400, a 40Gb/s DPSK polymer modulator, entered pre-production, as well as a joint project targeting technologies for supercomputing. The polymer material was proven to be stable at the two extreme operating temperatures of 85C and 30Kelvin/-243Celsius, respectively, for extended periods without performance degradation.

•	GigOptix released production of the GX3240, a high gain, high bandwidth limiting amplifier in a 3x3mm QFN package for 40Gb/s DQPSK optical receivers and microwave applications.

•

GigOptix began sampling 100Gb/s DP-QPSK drivers and 40Gb/s DPSK and DQPSK drivers and receiver amplifiers to major leading telecom customers with production expected to begin in the second half of 2010.

•

GigOptix introduced the second generation CX7800 hybrid ASIC technology in 65nm CMOS that saves companies on average $500,000 in Non-Recurring Engineering (NRE) and tooling costs per product derivative.

•

GigOptix added Jay de la Barre, previously with Sierra Monolithics Inc (now part of Semtech, NASDAQ: SMTC), as Vice President of Global Optical Sales, and Ron Shelton, previously Chief Financial Officer with Cirrus Logic (NASDAQ: CRUS) and Alliance Semiconductor (NASDAQ: ALSC), as Vice President and Chief Financial Officer.

Dr. Katz continued, “The most important message to our stockholders while we are closing our first quarter of 2010 this coming Friday and looking forward into 2010, is that we see solid indications of growth, fruits of our last two years of consolidation, and traction in organically developing our products and our customers. We see continuous growth in our product sales in the first quarter of 2010 which will contribute to overall revenues in a range of $5 million to $5.3 million for the first quarter of 2010. In addition, given our current sales activity, we believe that revenue in the second quarter of 2010 will grow at least 10% on a sequential basis.”

Ron Shelton, GigOptix’ Chief Financial Officer comments, “While our 2009 fourth quarter and annual financial results are reflective of a technology innovator in transition, we are optimistic about our growth trends for the first half of 2010 and beyond. In the fourth quarter we recorded a reserve of $1.3 million against our government contracts revenue due to changes in estimated contract billing rates. While the reserve was recorded in the fourth quarter, and hence adversely impacted the total revenue and gross margins recorded in this quarter, it relates to revenue recognized throughout all four quarters of 2009. The company will work closely with the government agencies to arrive at a mutually satisfactory resolution of this adjustment, a process that in normal circumstances should have occurred at the beginning of 2009. In addition, in the fourth quarter, we incurred several one-time charges related to our acquisition of ChipX, our continued efforts to cut costs and our commitment to exercising strong financial control over our business. We believe that these measures have put us in an excellent position to grow our business in 2010 as we strive towards achieving profitability in the near future.”

Financial Highlights for Fourth Quarter 2009

•

GAAP revenue for the fourth quarter of 2009 was $3.1 million, a decrease of 4% compared to $3.3 million for the same period in 2008. Excluding the impact of the one-time revenue adjustment of $1.3 million associated with a change in our billing rates under government contracts non-GAAP revenue for the fourth quarter of 2009 would have been $4.4 million, an increase of 35% compared to the fourth quarter of 2008.

•

GAAP gross loss for the fourth quarter of 2009 was $132,000 compared to a gross profit of $2.0 million for the fourth quarter of 2008. Non-GAAP gross profit would have been $1.7 million, a decrease of approximately 19% compared to non-GAAP gross profit of $2.2 million in 2008. Non-GAAP gross margin, excluding the impact of the government contract rate adjustment, would have been 38% during the fourth quarter of 2009, compared to 66% for the fourth quarter of 2008, in line with management projection as it reflects the impact of the acquisition of ChipX and their historical lower gross margin. As we continue to integrate operations, focus on cost reduction initiatives and increase sales of newer, higher margin products we believe that gross margins will trend higher than 50% during 2010.

•

GAAP operating expenses for the fourth quarter of 2009 was $7.0 million compared to operating expenses of $4.2 million for the same period in 2008. Non-GAAP operating expenses for the fourth quarter of 2009 would have been $4.3 million compared to $2.4 million for the fourth quarter of 2008. The increase in the non-GAAP operating expenses is due primarily to the inclusion of the ChipX expenses in the fourth quarter of 2009 results since the date of acquisition and were not part of 2008 results; also, the fourth quarter of 2009 included a full quarter of expenses associated with our operations in Bothell, previously the Lumera operations, which was acquired on December 9, 2008, and hence had contributed only 22 days of expenses in the fourth quarter of 2008.

•

GAAP operating loss for the fourth quarter of 2009 was $7.1 million compared to an operating loss of $2.2 million for the same period in 2008. Non-GAAP operating loss for the fourth quarter of 2009, excluding the impact of the government contract rate adjustment, would have been $2.7 million compared to $0.3 million for the fourth quarter of 2008.

•

GAAP net loss for the fourth quarter of 2009 was $7.2 million, or $(0.98) per share based on 7.4 million shares compared to a GAAP net loss of $2.4 million, or $(0.88) per share based on 2.7 million shares for the same period in 2008. Non-GAAP net loss for the fourth quarter of 2009, excluding the impact of the government contract rate adjustment, would have totaled $2.8 million, or $(0.37) per share based on 7.4 million shares compared to a non-GAAP loss of $0.1 million or $(0.04) per share based on 2.7 million shares for the same period in 2008.

Financial Highlights for the Year Ending December 31, 2009

•

GAAP revenue for the year ended December 31, 2009 was $14.8 million, an increase of $5.2 million, or 54%, from $9.7 million in the same period in 2008. Non-GAAP revenue, excluding the impact of the government contract rate adjustment, would have been $16.1 million, an increase of 67% compared to $9.7 million for the year ended December 31, 2008.

•

GAAP gross profit for the year ended December 31, 2009 increased 14% to $6.7 million or 45% of revenues compared to $5.9 million or 61% of revenue for the same period in 2008. Non-GAAP gross profit, excluding the impact of the government contract rate adjustment, would have been $8.8 million, or 55% of non-GAAP revenue, compared to $6.3 million or 65% of revenue in 2008.

•

GAAP loss from operations in 2009 totaled $10.4 million, compared to $7.3 million for the same period in 2008. Non-GAAP loss from operations, excluding the impact of the government contract rate adjustment, would have been $4.4 million compared to a non-GAAP operating loss of $3.3 million in 2008.

•

GAAP net loss for 2009 totaled $10.0 million compared to $7.7 million during the same period in 2008. Non-GAAP net loss for 2009, excluding the impact of the government contract rate adjustment, would have been $4.4 million compared to a non-GAAP net loss of $3.6 million in 2008.

•

Our cash position as of December 31, 2009, was $3.6 million, compared to $2.8 million at the end of the third quarter in 2009. Net book value as of December 31, 2009 totaled $14.0 million or $1.51 per common share, based on 9.3 million outstanding shares compared to $9.8 million as of December 31, 2008.

•

During 2009 we have reduced the total leased Bay Area office space of the company, including ChipX, from approximately 30,000 square feet to approximately 15,000 square feet and reduced the overall headcount of the company world-wide from approximately 115 employees to approximately 85 employees as of today.

2010 First Quarter Revenue Guidance

GigOptix is issuing 2010 first quarter revenue guidance of $5.0 million to $5.3 million, 90% of which will be coming from product shipments, and currently forecasts additional revenue growth of at least 10% for the second quarter of 2010.

Conference Call

GigOptix will hold a conference call to discuss the 2009 fourth quarter and year end operating results on Thursday, April 1, 2010 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. PDT).

Details to access the conference call and the live web cast are as follows:
Please call approximately ten minutes prior to the scheduled start of the call.
Toll-free: 877-941-4774
International: 480-629-9760
Live Audio web cast: www.GigOptix.com.

Telephone replay will be available until April 8, 2010
Toll-free: 800-406-7325
International callers: 303-590-3030
Pass code: 4275145
Web cast will be archived on the Company’s website at www.GigOptix.com.

About GigOptix, Inc.

GigOptix, Inc. is a leading fabless supplier of high speed analog components which enable the continuous expansion of bandwidth needed to support the ever increasing volume of data being generated in long and short reach optical networks, datacenters, consumer electronics, military and avionic communications. GigOptix products include the electronic engines that drive the optically connected digital world such as polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, and consumer optical interconnects, covering serial and parallel communication technologies from 1Gb/s to 120Gb/s. Their ultra-broadband power amplifiers, high speed limiters and phase delays address the needs of phased array radar, power amplifier assemblies, satellite communications and test and measurement equipment. For more information, please visit www.GigOptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the brining of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the impact of the ChipX acquisition with respect to increased longevity of product revenue, the ability to integrate the team, the new management and the new directors, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, the ability to maintain and continue relationships with government agencies and the success of the alliance with Sanmina-SCI to produce a polymer-based modulator. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Investors should review these financial results and business information in conjunction with the more comprehensive information regarding the Company’s results of operations and financial condition included in its Form 10-K, which was filed with the SEC on March 31, 2010. An updated Corporate Presentation with visual representation of the financials will be available at www.ir.gigoptix.com under Presentations & Webcasts before the Conference Call on April 1, 2010.

Company Contact:

GigOptix, Inc.

Ron Shelton, CFO

rshelton@gigoptix.com

Investors:

Alliance Advisors, LLC

Alan Sheinwald, President

asheinwald@allianceadvisors.net

(914) 669-0222

GIGOPTIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,				Year Ended December 31,
	2009	%	2008	%	2009	%	2008	%
Revenue
Product	$3,708	118%	$3,022	93%	$11,290	76%	$9,411	97%
Government contract	703	22%	244	7%	4,811	32%	244	3%
Effect of change in estimated billing rates under government contracts	(1,275)	-41%	—	0%	(1,275)	-9%	—	0%

Total revenue	3,136	100%	3,266	100%	14,826	100%	9,655	100%
Cost of revenue
Product	2,896	92%	1,129	35%	5,996	40%	3,651	38%
Government Contract	372	12%	116	4%	2,137	14%	116	1%

Total cost of revenue	3,268	104%	1,245	38%	8,133	55%	3,767	39%

Gross profit (loss)	(132)	-4%	2,021	62%	6,693	45%	5,888	61%
Research and development expense	2,345	75%	1,350	41%	6,264	42%	4,369	45%
Selling, general and administrative expense	3,752	120%	2,469	76%	9,922	67%	8,131	84%
Restructuring expense	884	28%	—	0%	884	6%	—	0%
Acquired in-process research and development	—	0%	397	12%	—	0%	716	7%

Total operating expenses	6,981	223%	4,216	129%	17,070	115%	13,216	137%

Loss from operations	(7,113)	-227%	(2,195)	-67%	(10,377)	-70%	(7,328)	-76%
Interest expense	(66)	-2%	(107)	-3%	(68)	0%	(394)	-4%
Other income (expense)	(3)	0%	3	0%	335	2%	(116)	-1%

Loss before provision for (benefit from) income taxes	(7,182)	-229%	(2,299)	-70%	(10,110)	-68%	(7,838)	-81%
Provision for (benefit from) income taxes	38	1%	54	2%	(69)	0%	(144)	-1%

Net loss	(7,220)	-230%	(2,353)	-72%	(10,041)	-68%	(7,694)	-80%

Net loss per share - basic and diluted	$(0.98)		$(0.88)		$(1.75)		$(5.78)

Weighted average number of shares used in per share calculations - basic and diluted	7,391		2,686		5,723		1,332

GIGOPTIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,		Net Change
	2009	2008	$	%
ASSETS
Current assets:
Cash and cash equivalents	$3,583	$6,871	$(3,288)	-48%
Accounts receivable, net	3,750	2,475	1,275	52%
Inventories	1,457	1,019	438	43%
Prepaid and other current assets	816	1,043	(227)	-22%

Total current assets	9,606	11,408	(1,802)	-16%
Property and equipment, net	4,334	771	3,563	462%
Intangible assets, net	4,716	1,231	3,485	283%
Goodwill	7,307	—	7,307	NM
Restricted cash	601	749	(148)	-20%
Other assets	758	712	46	6%

Total assets	$27,322	$14,871	$12,451	84%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,376	$1,496	$2,880	193%
Accrued and other current liabilities	5,403	2,472	2,931	119%
Line of credit	1,324	800	524	66%

Total current liabilities	11,103	4,768	6,335	133%
Pension liabilities	186	173	13	8%
Other long-term liabilities	2,035	118	1,917	1625%

Total liabilities	13,324	5,059	8,265	163%

Stockholders’ Equity
Common stock, $0.001 par value; 50,000,000 shares authorized as of December 31, 2009; 9,289,682 and 5,173,223 issued and outstanding as of December 31, 2009 and 2008, respectively.
Common stock, $0.001 par value	9	5	4	80%
Additional paid-in capital	82,814	68,576	14,238	21%
Accumulated deficit	(68,993)	(58,952)	(10,041)	17%
Accumulated other comprehensive income	168	183	(15)	-8%

Total stockholders’ equity	13,998	9,812	4,186	43%

Total liabilities and stockholders’ equity	$27,322	$14,871	$12,451	84%

GIGOPTIX, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarter ended December 31,		Years ended December 31,
	2009	2008	2009	2008
GAAP - Total revenue	$3,136	$3,266	$14,826	$9,655
Effect of change in estimated billing rates under government contracts	1,275	—	1,275	—

Non-GAAP total revenue	$4,411	$3,266	$16,101	$9,655

GAAP - Total cost of revenue	$3,268	$1,245	$8,133	$3,767
Stock based compensation	(5)	(15)	(10)	(27)
Impairment of intangible assets	(392)	—	(392)	—
Amortization of intangible assets	(119)	(120)	(465)	(399)

Non-GAAP total cost of revenue	$2,752	$1,110	$7,266	$3,341

GAAP - gross profit (loss)	$(132)	$2,021	$6,693	$5,888
Effect of change in estimated billing rates under government contracts	1,275	—	1,275	—
Stock based compensation	5	15	10	27
Impairment of intangible assets	392	—	392	—
Amortization of intangible assets	119	120	465	399

Non-GAAP gross profit	$1,659	$2,156	$8,835	$6,314

GAAP - Operating expenses	$6,981	$4,216	$17,070	$13,222
Stock based compensation	(294)	(200)	(866)	(294)
Impairment of intangible assets	(44)	—	(44)	—
Amortization of intangible assets	(123)	(63)	(152)	(211)
Restructuring expense	(884)	—	(884)	—
Acquired in-process research and development	—	(397)	—	(716)
Acquisition related expenses	(1,150)	(971)	(1,150)	(1,698)
Acquisition related compensation charge	(175)	(175)	(700)	(700)

Non-GAAP operating expenses	$4,311	$2,410	$13,274	$9,603

GAAP - Loss from operations	$(7,113)	$(2,195)	$(10,377)	$(7,328)
Effect of change in estimated billing rates under government contracts	1,275	—	1,275	—
Stock based compensation	299	215	876	321
Impairment of intangible assets	436	—	436	—
Amortization of intangible assets	242	183	617	610
Restructuring expense	884	—	884	—
Acquired in-process research and development	—	397	—	716
Acquisition related expenses	1,150	971	1,150	1,698
Acquisition related compensation charge	175	175	700	700

Non-GAAP loss from operations	$(2,652)	$(254)	$(4,439)	$(3,283)

GAAP - net loss	$(7,220)	$(2,353)	$(10,041)	$(7,694)
Effect of change in estimated billing rates under government contracts	1,275	—	1,275	—
Stock based compensation	299	215	876	321
Impairment of intangible assets	436	—	436	—
Amortization of intangible assets	242	183	617	610
Restructuring expense	884	—	884	—
Acquired in-process research and development	—	716	—	716
Acquisition related expenses	1,150	971	1,150	1,698
Acquisition related compensation charge	175	175	700	700
Gain on sale of assets	—	—	(300)	—

Non-GAAP net loss	$(2,759)	$(93)	$(4,403)	$(3,649)

GIGOPTIX, INC.

NOTES TO NON-GAAP FINANCIAL MEASURES

To supplement our financial results on a GAAP basis, we use non-GAAP measures indicated in the tables which we believe provide a more comprehensive understanding of the various factors and trends that affect our business. We believe that these non-GAAP financial measures reflect an additional and useful way to understand our business. Our non-GAAP financial measures are not intended as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

•	Revenue.

We have excluded the effects of a change in estimated billing rates under government contracts which we recorded in the fourth quarter of the year ended December 31, 2009.

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and may be dependent on market forces.

•	Impairment of intangible assets.

If circumstances warrant, we perform a review of the carrying value of our intangible assets. In our review, we compare the gross, undiscounted cash flows expected to be generated by the underlying assets against the carrying value of those assets. To the extent such cash flows do not exceed the carrying value of the underlying asset, we will record an impairment charge. In the fourth quarter of the year ended December 31, 2009 our analysis indicated that the carrying value of certain intangible assets should be reduced to zero.

•	Restructuring expense.

Restructuring charges primarily relate to activities taken by management to make changes to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures as they are not considered core activities and have not historically occurred.

•	Acquired IPR&D.

Acquired in-process research and development charges relate to projects in process as of the respective acquisition date that have not reached technological feasibility and are immediately expensed.

•	Merger and acquisition-related expenses.

The Company incurred certain expenses related to the acquisition of Helix Semiconductor and ChipX and the merger of Lumera Corporation, including legal, accounting, and auditing services.

•	Acquisition-related compensation charge.

As a result of the acquisition of Helix Semiconductor, the Company is required to pay compensation expense, which is contingent on the employment retention of certain key employees established in accordance with the terms of the acquisition.

•	Amortization of acquired intangible assets.

Amortization of acquired intangible assets consists of the amortization of assets acquired in the acquisition of Helix Semiconductor and ChipX and the merger with Lumera Corporation, such as customer relationships, backlog, existing technology, and patents.

•	Gain on sale of assets.

In February 2009 we sold certain assets acquired in connection with the Lumera acquisition for $300,000 and recognized a gain on the entire amount and is excluded from our non-GAAP financial measures as it is not reflective of our ongoing business.